Exhibit 4.23

29 July 2022

Michael Hipwood

By Email:  mhipwood@tritium.com.au

RE:     VARIATION TO YOUR EMPLOYMENT

Dear Michael,

We refer to your Employment Contract effective 17 September 2021, as amended by that certain

Variation to Your Employment effective 27 May 2022 (collectively, your “Employment Contract”).

Further to our recent discussions, and your email to Robert Tichio and I dated June 13, 2022, confirming your notice, we propose to vary the following terms of your Employment Contract.

The proposed variation is as follows:

From:

Schedule A – Item 6 – Maximum Term Expiry Date:

14 September 2022

Schedule A – Item 12 - Other Benefits:

One time retention bonus of AUD $100,000 payable on the Maximum Term Expiry Date conditional on:

•	the Employee having been continuously employed by the Company from the Maximum Term Commencement Date to the Maximum Term Expiry Date.

Should the contract be terminated by the Company, without cause, prior to the Maximum Term Expiry Date, the Company will pay the full bonus entitlement (AUD$100,000) to the Employee together with the termination payment.

To:

Schedule A – Item 6 – Maximum Term Expiry Date:

The earlier of (i) 30 September 2022 or (ii) completion of the filing of Tritium DCFC Limited’s Form 20-F and related earnings release and earnings call.

Schedule A – Item 12 - Other Benefits:

One time retention bonus of AUD $100,000 payable on 14 September 2022 conditional on:

•	the Employee having been continuously employed by the Company from the Maximum Term Commencement Date to 14 September 2022.

Tritium PTY Ltd 48 Miller Street Murarrie QLD 4172

Should the contract be terminated by the Company, without cause, prior to the 14 September 2022, the Company will pay the full bonus entitlement (AUD$100,000) to the Employee together with the termination payment.

Apart from the proposed variation, all other terms and conditions as outlined in your Employment Contract will continue to apply.

The proposed variation is a permanent change to your terms and conditions and will take effect on 29 July 2022.

To accept this variation, we ask that you sign and return the below acknowledgement to Keith Hutchison (keith.hutchison@tritium.com.au) by 5 August 2022.

Should you have any queries, please do not hesitate to contact Keith Hutchison, Chief People Officer.

Kind regards

/s/ Jane Hunter

Jane Hunter

Tritium Pty Ltd

Chief Executive Officer

I, Michael Hipwood, acknowledge and agree to vary the terms of my employment contract as set out in the above letter.

Signed	/s/ M.J. Hipwood	Date:	1/8/22

Tritium PTY Ltd 23 Archimedes Place Murarrie QLD 4172